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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-1 pursuant to Rule 462(b) filed on June 29, 2005 and related Prospectus of NeuStar, Inc., and to the use of our report dated March 24, 2005 (except for the last paragraph of Note 19, as to which the date is June 28, 2005), with respect to the consolidated financial statements of NeuStar, Inc., included in its Registration Statement on Form S-1, for the year ended December 31, 2004, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                          /s/ Ernst & Young LLP

McLean, Virginia
June 29, 2005

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Consent of Independent Registered Public Accounting Firm